Exhibit 99.1

Contact:	Brett S. Perryman
Laura Nicoll
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

AMG Announces Completion of $650 Million Senior Credit Facility

BOSTON, February 8, 2007 — Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has closed an amended and restated $650 million five-year senior credit facility.  The facility, which may be increased to $800 million, replaces AMG’s previous $550 million credit facility.  The new facility was syndicated among a group of lenders, including Bank of America, N.A., as lead agent, and JPMorgan Chase Bank, N.A., U.S. Bank National Association, The Bank of New York, Calyon New York Branch and Citizens Bank of Massachusetts, as co-agents.

“We are pleased with this increased level of commitment from our banking partners,” said Darrell W. Crate, Executive Vice President and Chief Financial Officer of AMG.  “This new credit facility supplements our strong balance sheet and substantial cash flow from operations, and provides us with additional liquidity and flexibility.  As we enter 2007, we remain focused on generating excellent returns for our shareholders, through the execution of new investments, repayment of existing indebtedness, or the repurchase of our common stock, as appropriate.”

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  AMG’s affiliated investment management firms managed approximately $241 billion in assets at December 31, 2006.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2005.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.